Exhibit 21.1

Subsidiary	Location	Ownership Percentage
AiChat Pte. Ltd.	Singapore	85%
Debt Does Deals, LLC	Texas	100%
GTG Financial, Inc	California	100%
Hyperfast Title, LLC	Florida	85%
Naamche Inc. Private Limited	Nepal	100%
Naamche, Inc.	Delaware	100%
reAlpha Acquisitions Churchill, LLC	Delaware	100%
reAlpha AI Labs, Inc.	Delaware	100%
reAlpha Realty, LLC	Florida	100%
reAlpha Techcorp Private Ltd	India	96.67%
reAlpha Acquisitions, LLC	Delaware	100%
Roost Enterprises, Inc.	Delaware	100%
US Realty Brokerage Solutions, LLC	Delaware	100%